EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of Security holders.
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EXHIBIT A:

RESULTS OF SHAREHOLDER MEETING (Unaudited)

A special meeting of Shareholders of the Phoenix-Goodiwn
California Tax Exempt Bonds, Inc. was held on August 11,
1999 to approve the following matter:

  1. Approval of a change in the name of the Fund to Phoenix-Goodwin California Tax Exempt Bonds, Inc.

On the record date for this meeting there were 7,290,829 shares outstanding and 69.68% of the shares outstanding and entitled to vote were present by proxy.

NUMBER OF VOTES

1.  Approval of name change

    For:        4,744,198
    Against:       83,918
    Abstain:      252,393